Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

KEMET Corporation:

We consent to the use of our report dated June 30, 2009, except with respect to the change in accounting for convertible debt to reflect the adoption of the provisions of FASB Staff Position No. APB 14-1, as to which the date is as of November 5, 2009,  and Note 19, as to which the date is as of October 26, 2010, with respect to the consolidated balance sheet of KEMET Corporation and subsidiaries as of March 31, 2009 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended March 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated June 30, 2009, except with respect to the change in accounting for convertible debt to reflect the adoption of the provisions of FASB Staff Position No. APB 14-1, as to which the date is as of November 5, 2009, and  Note 19, as to which the date is as of October 26, 2010, with respect to the consolidated balance sheet of KEMET Corporation and subsidiaries as of March 31, 2009 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended March 31, 2009 refers to other auditors. We did not audit the consolidated financial statements of Arcotronics Italia S.p.A and subsidiaries (Arcotronics Group), a wholly-owned subsidiary, which financial statements reflect total assets constituting approximately 20 percent in 2009 and total net sales constituting approximately 19 percent and 10 percent in 2009 and 2008 respectively, of the related consolidated totals. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Arcotronics Group, is based solely on the report of the other auditors.

Our report, dated June 30, 2009, except with respect to the change in accounting for convertible debt to reflect the adoption of the provisions of FASB Staff Position No. APB 14-1, as to which the date is as of November 5, 2009,  and Note 19, as to which the date is as of October 26, 2010, with respect to the consolidated balance sheet of KEMET Corporation and subsidiaries as of March 31, 2009 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended March 31, 2009 includes: (a) an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern; and (b) an explanatory paragraph relating to the adoption of the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109).

/s/ KPMG LLP

Greenville, South Carolina

November 16, 2010